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                                                                   Exhibit 23.2

                      CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Summary Consolidated Financial and Operating Data", "Selected Consolidated Financial and Operating Data" and "Experts" and to the use of our reports dated February 17, 2000 (except for Note 19, as to which the date is March 31,
2000), with respect to the consolidated financial statements and schedule of Birch Telecom, Inc., and May 15, 1998, with respect to the consolidated financial statements of Valu-Line Companies, Inc., in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of Birch Telecom, Inc. dated April 14, 2000.



                                       Ernst & Young LLP

Kansas City, Missouri
April 14, 2000